Exhibit 4.1

Certificate Number	Class	Number of Shares	CUSIP Number
	Ordinary	[ • ]	GO1767 105

ALKERMES PUBLIC LIMITED COMPANY

Registered in Ireland, Number 498284

Registered Office: [ • ]

This is to Certify that

of

is the registered holder of [ • ] fully paid ordinary shares of US$0.01 each in the above-named Company, subject to the Irish Companies Acts and the Memorandum and Articles of Association of the said Company.

The Common Seal of the Company was hereto affixed in the presence of: *

This Certificate was Authorised by: *

Director / Secretary / Authorised Signatory:	Date:

NOTE: No transfer of any of the above mentioned shares can be registered until this Certificate has been deposited at the Company’s Registered Office

* Delete as appropriate